As filed with the Securities and Exchange Commission on February 16, 2000

                           Registration No. 333-92543
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                        WASTE SYSTEMS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


             DELAWARE                                          95-420366
  (State or other jurisdiction of                          (I.R.S. Employer
   incorporation or organization)                        Identification Number)


                          420 BEDFORD STREET, SUITE 300
                         LEXINGTON, MASSACHUSETTS 02420
                                 (781) 862-3000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                 ---------------

                                PHILIP W. STRAUSS
                        CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                  AND PRESIDENT
                        WASTE SYSTEMS INTERNATIONAL, INC.
                          420 BEDFORD STREET, SUITE 300
                         LEXINGTON, MASSACHUSETTS 02420
                                 (781) 862-3000
                (Name, address, including zip code, and telephone
          number, including area code, of agent for service of process)
                                  -------------

                                   Copies to:
                                NANCY H. CORBETT
                           MORGAN, LEWIS & BOCKIUS LLP
                                 101 PARK AVENUE
                            NEW YORK, NEW YORK 10178
                               TEL: (212) 309-6000
                               FAX: (212) 309-6273
                                 --------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


===============================================================================

              CALCULATION OF REGISTRATION FEE


Title of each class                        Proposed maximum     Proposed maximum
  of securities        Amount to be       offering price per   aggregate offering      Amount of
to be registered        registered            security(1)           price(1)        Registration Fee
---------------------- ----------------   -------------------  ------------------   ----------------
Common Stock,
par value $.01
per share              6,681,365 shares            $4.00            $26,725,460             (2)
--------------------- ----------------    -------------------   ------------------   ----------------



(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low sale prices of the Common Stock reported on the Nasdaq National Market on February 4, 2000.

(2)      Registration fee was previously paid.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED FEBRUARY ___, 2000

                                6,681,365 SHARES

                        WASTE SYSTEMS INTERNATIONAL, INC.

                                  COMMON STOCK

                                 ---------------

     This prospectus relates to the offer and sale of 6,681,365 shares of common stock of Waste Systems International, Inc. by the following stockholders:

o        Kevin Baldwin;
o        Kendall Baldwin;
o        Kelly Baldwin;
o        Kimberly Robb;
o        Baldwin, L.P.;
o        Chilton Investment Company Inc.;
o        John Hancock Advisers;
o        Evergreen Investment Management Company;
o        Penn Capital Management;
o        Tudor Investment Corporation;
o        Saugatuck Partners L.P.;
o        First Albany Corporation; and
o        B-III Capital Partners, L.P.

         We will not receive any of the proceeds from the sale of the shares offered hereby. All expenses of registration of the shares which may be offered hereby under the Securities Act will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to any of the Selling Stockholders).

         Our common stock is traded on the Nasdaq National Market under the symbol "WSII." On February 7, 2000, the closing price of the common stock as reported on the Nasdaq Market was $4.375.

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" COMMENCING ON PAGE 2 HEREOF.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY ___, 2000

                                  RISK FACTORS

An investment in Waste Systems involves a significant degree of risk. You should consider carefully the following factors in addition to other information included in this prospectus before making an investment in our common stock.

Our history of losses makes the common stock a highly speculative investment.

         From Waste Systems' inception through September 30, 1999, we have had aggregate net losses of approximately $56 million on aggregate revenues of approximately $64 million and have had an accumulated loss from operations of $30 million. Continued losses and negative cash flow may prevent us from achieving our strategic objectives, as well as limit our ability to meet our financial obligations.

         Following Waste Systems' restructuring in 1996, we directed our focus on becoming an integrated solid waste management company by implementing a business strategy based on aggressive growth through acquisitions. Our ability to become profitable and to maintain profitability as we pursue our business strategy will depend upon several factors, including our ability to:

    o execute our acquisition strategy and expand our revenue generating operations while maintaining or reducing our proportionate administrative expenses;

    o locate sufficient financing to fund acquisitions; and

    o adapt to changing conditions in the competitive market in which we operate.

Risks of substantial voting control by Waste Systems' management and major stockholders.

         As of November 12, 1999, Waste Systems' directors, executive officers and their affiliates and other major stockholders -- those holding 5% or more of the common stock -- beneficially owned approximately 65.82% of the outstanding shares of Common Stock. Accordingly, these stockholders are considered to have a controlling influence over the election of directors and other corporate and stockholder actions.

Issuance of additional equity may be dilutive to stockholders.

         Future issuance of additional equity by us may dilute the interest of our existing stockholders. We currently have:

         o up to 4,955,143 shares of common stock issuable upon conversion of our 7% Convertible Subordinated Notes outstanding as of November 12, 1999, which are convertible at $10 per share at any time by the holders of the notes, and by us if the closing price of the common stock after May 13, 2000 remains above $10 per share for twenty consecutive trading days;

         o up to 1,500,000 shares of common stock issuable upon exercise of outstanding warrants, which are exercisable at $6.25 per share of common stock from September 2, 1999 to March 2, 2004;

         o up to 3,213,118 shares of common stock issuable upon exercise of options outstanding as of November 12, 1999 under our stock option plans, subject to vesting requirements, at prices ranging from $1.41 to $9.25; and

         o an additional 786,882 shares of common stock reserved for issuance as of November 12, 1999 under our stock option plans.

         In addition, in August 1999, we closed a private placement of our common stock for aggregate consideration of approximately $16 million at $7 per share. The proceeds from the private placement will be used for potential future acquisitions and general working capital purposes. Finally, our ability to achieve our business objectives depends on our use of a combination of debt financing and equity financing appropriate for executing our business strategy. To the extent that additional equity securities are issued to finance future acquisitions instead of issuing additional debt, the percentage ownership interests of our existing stockholders will be diluted.

Future sales of common stock may adversely affect the market for our common stock.

         Stockholders may be adversely affected by future sales of common stock by other stockholders. If any of our larger stockholders sell substantial amounts of our common stock eligible for resale in the public market after this offering, the market price of our common stock could fall. These sales may also make it more difficult for us in the future to sell equity or equity-related securities in the public market, whether for the purpose of general corporate financing or for use as consideration in an acquisition, at a time and at a price that we deem appropriate.

         Upon completion of this offering, we will have 20,330,946 shares of our common stock outstanding (based on the number of shares outstanding as of February 7, 2000 and assuming no exercise of outstanding stock options after that date), 20,105,236 of which are freely tradable without restriction under the Securities Act.

         In addition, we have already registered for resale:

    o up to 4,955,143 shares of common stock issuable upon conversion of our 7% Convertible Subordinated Notes at any time by the holders of the notes; and

    o 4,000,000 shares of common stock reserved for issuance under our stock option plans; and

    o 1,500,000 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock at an exercise price of $6.25 per share, for resale by the holders.

Market conditions may reduce the trading price of our common stock.

         The market price of our common stock has historically experienced and may continue to experience high volatility. Our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock.

It is unlikely that we will pay dividends to our stockholders in the future.

         We have never declared or paid a cash dividend on our common stock. We intend to retain earnings to repay debt and to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any declaration of dividends in the future will depend, among other things, upon our results of operations, financial condition and capital requirements as well as general business conditions. Our outstanding debt securities also contain restrictions that prohibit us from making dividend payments to our stockholders.

Anti-takeover provisions applicable to Waste Systems may not be favorable to our stockholders.

         Applicable sections of the Delaware General Corporation Law and our charter and by-laws may have an anti-takeover effect and discourage takeover attempts not first approved by our Board of Directors (including takeovers which our stockholders may consider to be in their best interests). Such provisions include:

         o Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon certain acquirers (including their affiliates and associates) of 15% or more of our common stock;

         o a charter provision giving our Board of Directors the ability to issue shares of preferred stock and to establish the voting rights, preferences and other terms of preferred stock without further action by stockholders;

         o a charter provision limiting the removal of directors only for cause and requiring for such removal the approval of at least two-thirds of the votes eligible to be cast by stockholders in the election of the director to be removed;

         o a by-law provision vesting exclusive authority in the Board of Directors to determine the size of the Board of Directors and, subject to limited exceptions, to fill any Board vacancies;

         o a by-law provision vesting exclusive authority in the Board of Directors to call special meetings of stockholders; and

         o a by-law provision requiring advance notice for stockholder proposals and nominations for election to the Board of Directors.

These statutory, charter and by-law provisions could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if these events would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if these events would be beneficial to the interest of stockholders.

Failure to achieve adjusted stockholders' equity of at least $40,000,000 will increase our interest expense.

         We must increase the interest rate payable on the Senior Notes to 13%, 14% and 15% per year if we do not achieve an Adjusted stockholders' equity, as defined below, of at least $40,000,000 on each of December 31, 1999, June 30, 2000 and December 31, 2000, respectively. "Adjusted stockholders' equity" means our stockholders' equity as shown on our consolidated balance sheets filed as part of our regular reports with the Securities and Exchange Commission, less the amount of any increase resulting from the issuance of shares of common stock in exchange for our outstanding 7% Convertible Subordinated Notes, to the extent that the issuance exceeds 2,343,646 shares of common stock in the aggregate.

Incurring more debt could further exacerbate the risks of our high level of indebtedness.

         Despite our current high level of indebtedness, we may incur additional indebtedness to fund acquisitions, for general working capital purposes or for other reasons. On August 3, 1999, we entered into a $25 million revolving credit facility with The BankNorth Group, N.A. to fund acquisitions and for general working capital, $17.5 million of which has been drawn to date. Any debt incurred under this credit facility is secured debt that is guaranteed by our subsidiaries. With this new debt added to our current level of debt, the related risks of indebtedness could intensify for us.

We may not generate enough cash to service our indebtedness or our other liquidity needs.

         Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability depends in part on our operating performance and the execution of our business strategy. It is also subject to influence by general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

         We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize anticipated cost savings from operating efficiency improvements, or that we will be able to obtain future financing in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

         The following table outlines the schedule of our required debt amortization payments:

                                               Principal Payments Due During

                            Balance
                               at
                           September
                              30,      1999   2000    2001   2002    2003   2004   2005    2006    Remainder  Total
-------------------------- --------- ------- ------ ------- ------- ------ ------- ------  ------- ---------- -------
                                                                 (Dollars in thousands)

Long-Term Debt
Bank Credit Facility...     $17,500      --     --  $17,500     --     --      --     --      --         --  $17,500

Capital Leases, Equipment
and other Notes Payable       5,191     748    822     342     374    326     185    201     221      1,972   5,191

Senior Notes...........     100,000      --     --      --      --     --      --     --  100,000        --  100,000

10% Convertible
Subordinated Debentures...      400      --    400      --      --     --      --     --      --         --     400

7% Convertible
Subordinated Notes           49,551      --     --      --      --     --      --  49,551     --         --  49,551

     Total.............    $172,642     748  1,222  17,842     374    326     185  49,752 100,221     1,972  172,642



         In addition, as disclosed in the Risk Factor subsection above, we entered into a $25 million revolving credit facility on August 3, 1999. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Our high level of indebtedness could adversely affect our financial health.

         We   currently   have  a  high  level  of   indebtedness   relative  to
stockholders' equity. The following table illustrates our level of indebtedness and ratio of earnings to fixed charges:


                                                            As of September 30,
                                                                   1999
                                                          (dollars in thousands)
                                                         -----------------------

         Long-term Indebtedness...............................    $171,958

         Stockholders' Equity.................................     $39,803

         Debt to Equity ratio.................................      4.32:1


Our high level of indebtedness could:

         o limit our flexibility in planning for, or reacting to, changes in business, industry and economic conditions;

         o require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

         o place us at a competitive disadvantage compared to our competitors with lower levels of indebtedness; and

         o limit our ability to borrow additional funds, either because of restrictive covenants in our debt documents or because of a potential lender's limits on borrower indebtedness.

         Our high level of indebtedness may have a direct negative impact on our operations. It may also result in an event of default under our debt instruments which, if not cured or waived, could have a material adverse effect on our finances.

                                              For the nine
                                              months ended  For the Years Ended
                                              September 30,    December 31,
                                             -------------- -------------------

                                                1999         1998       1997
                                              --------     --------    --------

  Ratio of Earnings to Fixed Charges..........  N/A           N/A         N/A

         For the nine months ended September 30, 1999, we incurred net losses that did not cover fixed charges by approximately $20.5 million; for the year ended December 31, 1998, we incurred net losses that did not cover fixed charges by approximately $6.6 million; and for the year ended December 31, 1997, we incurred net losses that did not cover fixed charges by approximately $5.5 million. For purposes of computing this financial relationship of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and financing costs, including capitalized interest and amortization of deferred financing costs, and an estimated portion of rentals representing interest costs.

We have no control over many factors in our ability to finance planned growth.

         We require substantial funds to complete and bring to commercial viability all of our currently planned projects. We also anticipate that future business acquisitions will be financed not only through cash from operations and the proceeds from previous debt offerings, but also by future borrowings under bank credit facilities, offerings of Waste Systems stock as consideration for acquisitions, or from the proceeds of additional equity or debt financings. Therefore, our ability to satisfy our future capital and operating requirements for planned growth is dependent on a number of pending or future financing activities, and we cannot assure you that any of these financing activities will be successfully completed.

Our future success depends upon our ability to manage rapid growth in operations and personnel.

         Our objective is continued growth by expanding our services in selected markets where we can be one of the largest and most profitable fully-integrated solid waste management companies. Accordingly, we may experience periods of substantial rapid growth. This growth could place a significant strain on our operational, financial and other resources. Any failure to expand our operational and financial systems and controls in an efficient manner at a pace consistent with our growth could have a material adverse effect on our business, financial condition and results of operations.

         Our future success is also highly dependent upon our continuing ability to identify, hire, train and motivate a sufficient number of highly qualified personnel for our planned growth. We face competition for recruiting qualified personnel from our competitors, other companies not in the waste management industry, government entities and other organizations. We cannot assure you that we will be successful in attracting and retaining qualified personnel as required for our present and future planned operations. Our inability to attract and retain a sufficient number of qualified personnel could have a material negative impact on our business, financial condition and results of operations.

Our future success depends upon our ability to identify, acquire and integrate acquisition targets.

         Our future success is highly dependent upon our continued ability to successfully identify, acquire and integrate additional solid waste collection, recycling, transfer and disposal businesses. As the solid waste management industry continues to consolidate, competition for acquisition candidates within the industry increases and the availability of suitable candidates on terms favorable to us may decrease. We compete for acquisition candidates with larger, more established companies that may have significantly greater capital resources than we do, which can further decrease the availability of suitable acquisition candidates at prices affordable to us. We cannot assure you that we will be able to identify suitable acquisition candidates, to successfully negotiate acquisitions on terms reasonable to us given our resources, to obtain financing for those targets on favorable terms, or to successfully integrate any acquired targets with our current operations.

A reduction in the market price of our common stock may limit our ability to consummate future acquisitions.

         We believe that a significant factor in our ability to consummate acquisitions will be the attractiveness of our common stock as consideration for potential acquisition targets. This attractiveness may be, in large part, dependent upon the relative market price and capital prospects of our equity securities as compared to the equity securities of our competitors. In addition, some of our competitors have a significantly larger capitalization than we do, which generally results in a more liquid market for their publicly traded securities. If the market price of our common stock were to decline, we might be unable to use our common stock as consideration for future acquisitions.

Loss of key executives could affect our ability to achieve Waste Systems' business objectives.

         We depend to a high degree on the services of Philip Strauss, Chairman, Chief Executive Officer and President, and Robert Rivkin, Executive Vice President--Acquisitions, Secretary, Treasurer and Director, in planning to achieve our business objectives. We have obtained $1 million key executive insurance policies for each of Messrs. Strauss and Rivkin. However, if we lost the services of either of these executives, our business, financial condition and results of operations could suffer material adverse effects.

Failed acquisitions or projects may adversely affect our results of operations and financial condition.

         In accordance with generally accepted accounting principles, we record some expenditures and advances relating to acquisitions, pending acquisitions and landfill projects as assets on our balance sheet, then amortize or depreciate these capitalized expenditures and advances over time, usually matching an asset's depreciation against the revenues it generates. We also have an accounting policy to record as an expense in the current accounting period all unamortized capital expenditures and advances relating to any operation that is permanently shut down, any acquisition that will not be consummated, and any landfill project that is terminated. As a result of these accounting practices, we may have to record the entire capitalized expenditure of any failed acquisition or terminated project as a charge against earnings in the accounting period in which the failure or termination occurs. A large, unexpected expense against typical earnings could have a material adverse effect on our results of operations, financial condition and our business.

Our business may not succeed due to the highly competitive nature of the solid waste management industry.

         The solid waste management industry is highly competitive and very fragmented, and requires substantial labor and capital resources. Competition exists for collection, recycling, transfer and disposal service customers, as well as for acquisition targets. The markets we compete in or are likely to compete in usually are served by one or more national, regional or local solid waste companies who may have a respected market presence, and who may have greater financial, marketing or technical resources than those available to us. Competition for waste collection and disposal business is based on price, the quality of service and geographical location. From time to time, competitors may reduce the price of their services in an effort to expand or maintain market share or to win competitively bid contracts.

         We also compete with counties, municipalities and operators of alternative disposal facilities that operate their own waste collection and disposal facilities. The availability of user fees, charges or tax revenues and the availability of tax-exempt financing may provide a competitive advantage to public sector competitors in solid waste management. Additionally, alternative disposal facilities such as recycling and incineration may reduce the demand for the landfill-based solid waste disposal services that we provide and on which our strategy is based. We cannot assure you that we will be able to remain competitive with our larger and better capitalized competitors or with tax-advantaged public sector operators.

Seasonal revenue fluctuations may make it more difficult to manage and finance our business successfully.

         Our revenues and results of operations tend to vary seasonally. We tend to have lower revenues in the winter months of the fourth and first quarters of the calendar year than in the warmer months of the second and third quarters. The primary reasons for lower revenues in the winter months include:

         o harsh winter weather conditions that interfere with collection and transportation activities;

         o the volume of winter month waste in our operating regions is generally lower than that which occurs in warmer months; and

         o the construction and demolition activities which generate landfill waste are primarily performed in the warmer seasons.

We believe that the seasonality of the revenue stream will not have a material adverse effect on our business, financial condition and results of operations on an annualized basis. Still, higher warm weather revenues may not offset lower cold season revenues, and seasonal revenue fluctuations may make it more difficult to manage and finance our business successfully.

Our geographic concentration exposes us to a higher degree of risk than our geographically more diverse competitors.

         Waste Systems has established solid waste management operations in Central Pennsylvania, Vermont, Upstate New York, Eastern New England, and the Baltimore, Maryland/Washington, D.C. region. Since our current primary source of revenues will be concentrated in these geographic locations, our business, financial condition and results of operations could be materially affected by downturns in these local economies, severe weather conditions in these regions, and each region's state and local regulations. Factors that have a greater impact on our selected markets than on our other regions of the country are more likely to have a negative effect on our business than on our larger regional and national competitors in the waste management industry.

         Industry consolidation in our operating regions has also increased the competition for customers who generate waste streams. This may make it increasingly difficult to expand operations within our selected markets. We cannot assure you that we will be able to continue to increase the local waste streams to our operating landfills or be able to expand our geographic markets to mitigate the effects of adverse economic events that may occur in these regions.

Potential difficulties in acquiring landfill capacity could increase our costs.

         Our operations depend on our ability to expand the landfills we own or operate and to develop or acquire new landfill sites. We cannot assure you that we will be successful in obtaining new landfill sites or expanding the permitted capacity of our existing landfills. The process of obtaining required permits and approvals to open new landfills, and to operate and expand existing landfills, has become increasingly difficult and expensive. The process can take several years and involves hearings and compliance with zoning, environmental and other requirements. We cannot assure you that we will be successful in obtaining and maintaining required permits to open new landfills or expand the existing landfills we own.

         Even when granted, final permits to expand landfills are often not approved until the remaining capacity of a landfill is very low. In the event we exhaust our permitted capacity at one of our landfills, our ability to expand internally will be limited and we will be required to cap and close that landfill. Furthermore, as the solid waste management industry continues to consolidate, there will be greater competition for potential landfill acquisitions. As a result of insufficient landfill capacity, we could be forced to transport waste greater distances to our own landfills that have capacity, or to dispose of waste locally at landfills operated by our competitors. In either case, the additional costs we would incur could have a material adverse effect on our business.

Failure to obtain landfill closure performance bonds and letters of credit may adversely affect our business.

         We may be required to post a performance bond, surety bond or letter of credit to ensure proper closure and post-closure monitoring and maintenance at some of our landfills and transfer stations. Our failure to obtain performance bonds, surety bonds or letters of credit in sufficient amounts or at acceptable rates may have a material adverse effect on our business, financial condition and results of operations.

Estimated accruals for landfill closure and post-closure costs may not meet our actual financial obligations.

         The closure and post-closure costs of our existing landfills and any landfill we may own or operate in the future represent material financial obligations. To meet these future obligations, we estimate and accrue closure and post-closure costs based on engineering estimates of landfill usage and remaining landfill capacity. We cannot assure you that the amount of funds estimated and accrued for landfill closure and post-closure costs will be enough to meet these future financial obligations. Any failure to meet these obligations when they become due, or any use of significant funds to cover a gap between such accruals and actual landfill closure and post-closure costs incurred, may have a material adverse effect on our business, financial condition and results of operations.

Environmental and other government regulations impose costs and uncertainty on our operations.

         We and our customers operate in a highly regulated environment, and our landfill projects in particular usually will require federal, state and local government permits and environmental approvals. Maintaining awareness of and attempting to comply with applicable environmental legislation and regulations require substantial expenditures of our personnel and financial resources. These efforts, however, do not guarantee that we will meet all of the applicable regulatory criteria necessary to obtain required permits and approvals.

         Government regulators generally have broad discretion to deny, revoke, or modify regulatory permits or approvals under a wide variety of circumstances. In addition, government regulators may adopt new environmental legislation or regulations or amend existing legislation, and may interpret or enforce existing legislation in new ways. All of these circumstances may require us or our customers to obtain additional permits or approvals.

         Any delay in obtaining required regulatory permits or approvals may delay our ability to obtain project financing, thereby increasing our need to invest working capital in projects before obtaining more permanent financing. These delays may also reduce our project returns by deferring the receipt of project revenues to a later project completion date. If we are required to cancel any planned project because we were unable to obtain required permits or as a result of any other regulatory impediments, we may lose any investment we have made in the project up to that point. The cancellation, or any substantial delay in completion, of any project may have a significant negative effect on our financial condition and results of operations.

We are exposed to potential liability for environmental damage and regulatory noncompliance.

         We are engaged in the collection, transfer and disposal of waste described as non-hazardous, and we believe that we are currently in material compliance with all applicable environmental laws. Despite these circumstances, if harmful substances escape into the environment and cause damages or injuries as a result of our operating activities, we are exposed to the risk that we will be held liable for any damages and injuries, as well as for significant fines for regulatory noncompliance.

Our environmental liability insurance may not cover all risks of loss.

         We maintain environmental impairment liability insurance covering particular claims for the sudden or gradual onset of environmental damage to the extent of $5 million per landfill. If we were to incur liability for environmental damage in excess of our insurance limits, our financial condition could be adversely affected. We also carry a comprehensive general liability insurance policy, which management considers adequate at this time to protect our assets and operations from other risks.

Addressing local community concerns about our operations may adversely affect our business.

         Members of the public in the communities where we do business could raise concerns with government regulators and others about the effects on their communities of our existing or planned operations and, in some areas, the proposed development of solid waste facilities. These concerns cannot always be anticipated, and our attempts to address these concerns may result in unforeseen delays, costs and litigation that could adversely affect our ability to achieve our business objectives.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. Our file number is 0-25988. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers may be found.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding Waste Systems and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

         Our common stock is traded on The Nasdaq National Market. Proxy statements and other information concerning us can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. The following documents and other materials, which we have filed with the Securities and Exchange Commission, are incorporated and specifically made a part of this prospectus by reference:

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by the Report on Form 10-K/A filed on April 8, 1999, as further amended by the Report on Form 10-K/A Amendment No. 2 filed on August 5, 1999;

         (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended by the Report on Form 10-Q/A filed on August 5, 1999;

         (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 filed on August 14, 1999;

         (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed on November 15, 1999; and

         (5) Current Report on Form 8-K filed on March 12, 1999, Current Report on Form 8-K filed on March 25, 1999, as amended by Current Report on Form 8-K/A filed on May 24, 1999 and Current Report on Form 8-K filed on December 29, 1999.

         In addition, all documents that we file with the Securities and Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of such documents with the Securities and Exchange Commission. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         This prospectus incorporates documents by reference that are not presented in this prospectus or delivered herewith. Copies of these documents, other than exhibits to these documents that are not specifically incorporated by reference in this prospectus, are available without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of that person. Requests for any information should be directed to Waste Systems International, Inc., 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420 (telephone number (781) 862-3000), Attention: Chief Financial Officer.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains both historical and forward-looking statements. These forward-looking statements are not facts; rather, they are intentions and expectations relating to our plans, strategies and prospects. These forward-looking statements are within the meaning of Section 27A of the Securities and Exchange Act and are intended to be covered by the safe harbors created thereby. The forward-looking statements can generally be identified by our use of words such as "plan," "intend," believe," "expect," and other words of similar import. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve our plans, intentions or expectations. We urge you to consider carefully the important factors that could cause actual results to differ materially from the forward-looking statements. These factors are described in the section entitled "Risk Factors" and elsewhere in this prospectus. We make all the forward-looking statements in this prospectus only as of the date of this prospectus, and we do not undertake to publicly update these forward-looking statements to reflect subsequent events.

                                   THE COMPANY

         We are an integrated non-hazardous solid waste management company that provides waste collection, recycling, transfer and disposal services to commercial, industrial, residential and municipal customers within some regional markets in the Northeast and Mid-Atlantic states where we operate. We are achieving significant growth by implementing an active acquisition strategy, and plan to contribute to our growth by generating increased sales from existing operations and achieving greater operating efficiencies. Waste Systems is a Delaware corporation. Our principal executive offices are located at 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420, and our telephone number is
(781) 862-3000.

Current Integrated Operations

         We currently operate, and intend to expand, regional networks of integrated waste collection and disposal operations. These integrated networks consist of operating landfills, waste transfer stations, and waste collection operations.

         o        Waste Collection Operations

         We own multiple waste collection operating subsidiaries which serve as conduits of waste flow to our transfer stations and landfill operations. As of November 12, 1999, our waste collection operations serve a total of approximately 73,000 commercial, industrial, residential and municipal customers in the Vermont, Central Pennsylvania, Upstate New York, Eastern New England and Baltimore, Maryland/Washington, D.C. markets.

         o        Landfill Operations

         We currently own four landfills, one in Vermont and three in Central Pennsylvania. Two of these were operating in 1998, and generated approximately 20% of our 1998 revenues. Of the remaining two, one began operating in March 1999 with the acquisition of Community Refuse Service, Inc., and we expect to begin operating the other in December 1999. The aggregate remaining estimated permitted capacity of these four owned landfills is approximately 24 million cubic yards. In addition, we have a 16-year contract with the Town of South Hadley, Massachusetts to operate that town's landfill, subject to receipt of required permits, which we expect to begin operating in the first quarter of 2000. The South Hadley landfill has an estimated capacity of 2.0 million cubic yards available for future disposal.

         o        Transfer Station Operations

         We provide transfer station services supporting one of our landfills and have acquired another transfer station that is permitted and has begun construction. We recently completed the acquisition of two additional transfer stations. The transfer stations serve as gateways of waste streams by receiving and compacting solid waste collected by us and by third parties, which we then transfer by long-haul trucks for disposal at landfills we operate.

The Movement of the Solid Waste Management Industry Towards Consolidation and Integration

         The solid waste management industry is undergoing general trends toward significant consolidation and integration. We believe these trends are due primarily to the following factors:

         o stringent environmental regulations which require increased capital to maintain regulatory compliance;

         o the inability of many smaller operators to achieve the competitive economies of scale enjoyed by larger operators;

         o the competitive and economic benefits of providing integrated collection, recycling, transfer and disposal services; and

         o the privatization of solid waste landfills, transfer stations, and collection services by municipalities.

         Although significant consolidation has occurred within the solid waste management industry, we believe the industry remains highly fragmented and that a substantial number of potential acquisition and privatization opportunities remain, including in the Northeast and Mid-Atlantic states where we operate.

Our Strategy to Capitalize on Industry Consolidation and Integration

         We seek to acquire independent collection, transfer station and landfill operations in appropriate locales to integrate those acquisitions into our current operations. Our objective is to expand the geographic scope of our operations and to become one of the leading non-hazardous solid waste management companies in each local market that we serve. The primary elements of our strategy for achieving these objectives are:

         o Executing our acquisition program. Our acquisition program consists of identifying regional markets and acquiring non-hazardous solid waste disposal assets in those targeted markets that we can operate as part of a fully integrated solid waste management operation. To establish ourselves within a selected market, we seek acquisitions that are consistent with our plan to acquire long-term disposal capacity in targeted regional markets, collection companies and transfer stations in the targeted regions to secure a stable long-term waste flow, and small but complementary "tuck-in" collection companies to increase a regional operation's profitability.

         o Generating internal growth. We plan to generate internal growth from existing operations by increasing sales penetration in our current and adjacent markets, soliciting new commercial, industrial and residential customers, marketing upgraded services to existing customers and, where appropriate, raising prices.

         o Increasing operating efficiency. We expect to increase our operating efficiency through implementation of an organizational system that sets operating standards and analyzes operating criteria of our collection, transfer, disposal and other services.

         In connection with our growth strategy, Waste Systems currently is and at any given time will be involved in potential acquisitions that are in various stages of exploration and negotiation, ranging from initial discussions to the execution of letters of intent and the preparation of definitive agreements. Some of these potential acquisitions may be material. No assurance can be given, however, that we will be successful in completing further acquisitions in accordance with our growth strategy, or that acquisitions, if completed, will be successful. For a description of the risks involved in our growth strategy, please refer to the subsections of the "Risk Factors" section of this prospectus on page 6 beginning with "We have no control over many factors in our ability to finance planned growth."

Our Key Strengths

         Through the implementation of our growth strategy, we believe we demonstrate the following key strengths:

         o        Development of Fully Integrated Operations

         We continue to develop more fully integrated operations in our targeted market areas. Throughout 1998 and during the nine months ended September 30, 1999, the Company increased the amount of waste collected by the Company that was subsequently disposed at Company landfills, and increased the amount of the waste delivered for disposal at the Company's landfills that was collected by the Company. During the nine months ended September 30, 1999, nearly 100% of the waste from the Company's Vermont operations was delivered for disposal at the Moretown Landfill and approximately 41% of the waste delivered for disposal at the Moretown Landfill during this period was collected by the Company. In addition, approximately 65% of the waste from the Company's Central Pennsylvania
- Altoona division operations was delivered for disposal at the Sandy Run Landfill and approximately 70% of the waste delivered for disposal at the Sandy Run Landfill during this period was collected by the Company. Since the acquisition of Community Refuse, Inc., on March 1, 1999, approximately 93% of the waste from the Company's Central Pennsylvania - Harrisburg division operations was delivered for disposal at the Community Refuse, Inc. landfill and approximately 19% of the waste delivered for disposal at the Community Refuse, Inc. landfill during this period was collected by the Company. During the third quarter, the Company acquired Eastern Trans-Waste of Maryland, Inc. and C&J Trucking Company, Inc. and Affiliates. For the quarter ended September 30, 1999, Eastern Trans-Wastes disposed of approximately 26% of its waste at the Community Refuse, Inc. landfill. C&J Trucking Company, Inc. disposed of approximately 3% of its waste at the Community Refuse, Inc. landfill. It is management's intentions to fully internalize these operations with WSI owned landfills over the next several quarters, including the Mostoller landfill which is expected to open up in December 1999.

         o        Operating Efficiencies

         We are achieving significant operating efficiencies and reducing costs through consolidation and elimination of redundant corporate and service functions in acquired businesses.

         o        Significant Disposal Capacity

         We have approximately 26.0 million cubic yards of landfill capacity in landfills we own or operate, of which 9.9 million cubic yards are fully permitted and operating. We recently began construction on an additional 14.2 million cubic yards of landfill capacity, and 2.0 million cubic yards are engaged in the final permitting process. This significant disposal capacity gives us the opportunity to achieve a high degree of internalization by allowing room for disposal of the waste streams generated by our growing collection and transfer operations.

         o        Successful Acquirer and Consolidator

         We believe that we have demonstrated our ability to realize value in the fragmented solid waste management industry by completing acquisitions of three landfills, five transfer stations, and 41 solid waste collection operations in the Northeast and Mid-Atlantic regions since January 1998. Please see the section of this prospectus entitled "Recent Developments" beginning on page 15 for a more complete description of our current activities. We have been effective in executing our acquisition program to expand our solid waste assets in our targeted regional markets at prices we believe will provide opportunities for increased profits and flexibility in operations. As a result of executing our acquisition program, we have realized significant growth in revenue and earnings before interest, taxes, depreciation and amortization or EBITDA, which we believe is a measure commonly used by lenders and some investors to evaluate a company's performance in our industry.

         o        Strong Management Team

         Our management team has a demonstrated track record of identifying, acquiring, integrating and operating non-hazardous solid waste disposal assets. Our executives and operation managers average 13.2 years of experience in the solid waste disposal industry. In addition, senior management owns a significant equity stake in Waste Systems, which motivates them to achieve our objectives to maximize the value of their Waste Systems stock.

                               RECENT DEVELOPMENTS

ACQUISITIONS.

         During the year ended December 31, 1999, Waste Systems acquired five collection companies and a landfill in Central Pennsylvania, one collection company in Vermont, two collection companies, two transfer stations and a paper recycling plant in Eastern New England, two collection companies and a transfer station in Upstate New York and a collection company and a transfer station in the Baltimore, Maryland/Washington D.C. region. The aggregate cost of these acquisitions was approximately $113.0 million consisting of approximately $72.7 million in cash, $19.3 million in common stock, $11.6 million in Series C Preferred Stock and $9.4 million in assumed liabilities. The acquisitions have combined annual revenues of approximately $42.0 million. The acquisitions have all been recorded using the purchase method of accounting. In accordance with the terms of the issuance, on October 21, 1999, a special shareholders meeting was held and the Series C Preferred Stock was converted into 1,763,000 shares of common stock.

NEW REVOLVING CREDIT FACILITY

         On August 3, 1999, we entered into a $25 million revolving credit facility with The BankNorth Group, N.A. to fund acquisitions and for general working capital purposes, $17.5 million of which has been drawn to date. Any debt incurred under this credit facility is secured debt that is guaranteed by our subsidiaries. The revolving credit agreement has a term of three years, provides for an interest rate based on LIBOR, and includes other terms and conditions customary for secured revolving credit facilities.

PRIVATE PLACEMENT OF 2,239,745 SHARES OF COMMON STOCK

         In August 1999, we closed a private placement of our common stock for aggregate consideration of approximately $16 million at $7 per share. The proceeds from the private placement will be used for potential future acquisitions and general working capital purposes.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock offered hereby.

                              SELLING STOCKHOLDERS

         The following table sets forth information with respect to the Selling Stockholders, including:

o the number and approximate percentage of shares beneficially owned by each of them as of November 12, 1999;

o     the number of shares registered for sale; and

o the number and approximate percentage of shares to be owned by each of them after the completion of this offering.

         Except as otherwise disclosed below, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with Waste Systems. Because the Selling Stockholders may sell all or some portion of the shares of our common stock beneficially owned by them, only an estimate (assuming each Selling Stockholder sells all of its shares offered hereby) can be given as to the number of shares of our common stock that will be beneficially owned by the Selling Shareholders after this offering. The address of each person listed below is c/o Waste Systems
International, Inc., 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                COMMON STOCK                                COMMON STOCK
                                              BENEFICIALLY OWNED                           BENEFICIALLY OWNED
                                              PRIOR TO OFFERING1/                          AFTER OFFERING
                                                                           NUMBER
                                                                          OF SHARES
                 NAME                        NUMBER        PERCENT         OFFERED       NUMBER        PERCENT
---------------------------------------- ------------- --------------- -------------- ------------- -------------
Kevin Baldwin                              700,781         3.44%         700,781 6/           0             0%

Kendall Baldwin2/                          700,781         3.44%         700,781 6/           0             0%

Kelly Baldwin3/                            743,776         3.66%         743,776 6/           0             0%

Kimberly Robb4/                            743,776         3.66%         743,776 6/           0             0%

Baldwin, L.P.5/                           1,552,506        7.64%       1,552,506 6/           0             0%

Chilton Investment Company Inc.          1,759,700 7/      8.55%       1,000,000        759,700          3.69%

John Hancock Advisers                    1,845,397 8/      8.67%         307,603      1,537,794          7.23%

Evergreen Investment Management Company     82,678         0.41%          71,428         11,250          0.06%

Penn Capital Management                    159,875         0.79%         150,000          9,875          0.05%

Tudor Investment Corporation                71,428         0.35%          71,428              0             0%

Saugatuck Partners L.P.                     50,000         0.25%          50,000              0             0%

First Albany Corporation                    17,857         0.09%          17,857              0             0%

B-III Capital Partners, L.P.             8,019,955 9/     35.02%         571,429      7,448,526         32.53%
-------


1/ Based on a total of 20,330,946 shares of common stock outstanding as of February 7, 2000].

2/ Kendall Baldwin is an employee of Waste Systems and served as a Director and as Vice-President of Eastern Trans-Waste of Maryland.

3/ Kelly Baldwin served as a Director and as Secretary and Treasurer of Eastern Trans-Waste of Maryland.

4/ Kimberly Robb served as a Director and as President of Eastern Trans-Waste of Maryland.

5/ After the closing of the acquisition of Eastern Trans-Waste of Maryland, Kevin Baldwin, Kendall Baldwin, Kelly Baldwin and Kimberly Robb collectively transferred by gift 142,106 shares of common stock of Waste Systems and 800 shares of Series C preferred stock of Waste Systems (which were converted into 1,410,400 shares of common stock of Waste Systems on October 21, 1999) to Baldwin, L.P. Horace G. Baldwin is the general partner of Baldwin, L.P.

6/ The former stockholders of Eastern Trans-Waste of Maryland were contractually restricted from selling any shares of our Common Stock pursuant to this Registration Statement until December 31, 1999. From January 1, 2000 through June 30, 2000, the former stockholders of Eastern Trans-Waste of Maryland may, subject to the effectiveness of this Registration Statement, collectively sell up to 20% of their shares of Common Stock (less any shares of Common Stock sold by the former stockholders of Eastern Trans-Waste of Maryland pursuant to their
     "piggyback"   registration  rights).   After  June  30,  2000,  the  former
     stockholders of Eastern Trans-Waste of Maryland may sell their share of Common Stock without any contractual restrictions.

7/ Includes 1,504,700 shares of Common Stock currently owned and 255,000 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock at an exercise price of $6.25 per share.

8/ Includes 898,715 shares of Common Stock currently owned, 916,682 shares of Common Stock issuable upon conversion of Notes at a conversion price of $10.00 as set forth in the Notes and 30,000 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock at an exercise price of $6.25 per share.

9/ Includes 5,450,533 shares of Common Stock currently owned, 2,231,922 shares of Common Stock issuable upon conversion of Notes at a conversion price of $10.00 as set forth in the Notes and 337,500 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock at an exercise price of $6.25 per share. DDJ Capital Management, LLC ("DDJ") serves as the investment manager to B-III; an affiliate of DDJ acts as the general partner of B-III.


         We have agreed to use our best efforts to keep this Registration Statement effective generally for a period of three years.

                              PLAN OF DISTRIBUTION

         The shares of common stock registered hereunder and owned by the Selling Stockholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits a purchase; and

o face-to-face transactions between sellers and purchasers without a broker or dealer.

         In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated.

         The  Selling  Stockholders  and  any  brokers  or  dealers  who  act in connection  with  the  sale  of  the  shares  hereunder  may  be  deemed  to  be
"underwriters" within the meaning of 2(11) of the Securities Act, and any commissions received by them or any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the Selling Stockholders and we may agree to indemnify any such broker or dealer who may be deemed to be an underwriter against certain liabilities, including liabilities under the Securities Act as an underwriter or otherwise.

         We have advised the Selling Stockholders that, during such time as they may be engaged in a distribution of the shares of common stock included herein, they must comply with the applicable provisions of Regulation M under the Exchange Act, as amended ("Regulation M") and, in connection therewith, the Selling Stockholders may not engage in any stabilization activity in connection with any of our securities, that they must furnish copies of this prospectus to each broker-dealer through which the shares of our common stock included herein may be offered, and that they may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities except as permitted under Regulation M. The Selling Stockholders have also agreed to inform us and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for Waste Systems by Morgan, Lewis & Bockius LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements for each of the years in the three-year period ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in this Registration Statement have been audited by KPMG LLP, independent certified public accountants, and in reliance upon the authority of said firm as experts in accounting and auditing.

No dealer, representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Waste Systems. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                TABLE OF CONTENTS

----------------------------------------------------------------          ----
RISK FACTORS                                                                2

Our history of losses makes the common stock a highly                       2
   speculative investment.
Risks of substantial voting control by Waste Systems'                       2
   management and major stockholders.
Issuance of additional equity may be dilutive to stockholders.              2

Future sales of common stock may adversely affect the market                3
   for our common stock.
Market conditions may reduce the trading price of our common                3
   stock.
It is unlikely that we will pay dividends to our stockholders               3
   in the future.
Anti-takeover provisions applicable to Waste Systems may not                3
   be favorable to our stockholders.
Failure to achieve adjusted stockholders' equity of at least                4
   $40,000,000 will increase our interest expense.
Incurring more debt could further exacerbate the risks of our               4
   high level of indebtedness.
We may not generate enough cash to service our indebtedness or              4
   our other liquidity needs.
Our high level of indebtedness could adversely affect our                   5
   financial health.
We have no control over many factors in our ability to finance              6
   planned growth.
Our future success depends upon our ability to manage rapid                 6
   growth in operations and personnel.
Our future success depends upon our ability to identify,                    6
   acquire and integrate acquisition costs.
A reduction in the market price of our common stock may limit               6
   our ability to consummate future acquisitions.
Loss of key executives could affect our ability to achieve                  7
   Waste Systems' business objectives.
Failed acquisitions or projects may adversely affect our                    7
   results of operations and financial condition.
Our business may not succeed due to the highly competitive                  7
   nature of the solid waste management industry.
Seasonal revenue fluctuations may make it more difficult to                 7
   manage and finance our business successfully.
Our geographic concentration exposes us to a higher degree of               8
   risk than our geographically more diverse competitors.
Potential difficulties in acquiring landfill capacity could                 8
   increase our costs.
Failure to obtain landfill closure performance bonds and                    8
   letters of credit may adversely affect our business.
Estimated accruals for landfill closure and post-closure                    8
   costs may not meet our actual financial obligations.
Environmental and other government regulations impose                       8
   costs and uncertainty on our operations.
We are exposed to potential liability for environmental                     9
   damage and regulatory noncompliance.
Our environmental liability insurance may not cover all                     9
   risks of loss.
Addressing local community concerns about our operations                    9
   may adversely affect our business.
WHERE YOU CAN FIND MORE INFORMATION                                        10

DOCUMENTS INCORPORATED BY REFERENCE                                        10

FORWARD LOOKING STATEMENTS                                                 11

THE COMPANY                                                                11

Current Integrated Operations.                                             11

The Movement of the Solid Waste Management Industry                        12
   Towards Consolidation and Integration.
Our Strategy to Capitalize on Industry Consolidation and                   12
   Integration.
Our Key Strengths.                                                         13

RECENT DEVELOPMENTS                                                        14

Acquisitions.                                                              14

New Revolving Credit Facility.                                             14

Private Placement of 2,239,745 Shares of Common Stock.                     14

USE OF PROCEEDS                                                            14

SELLING STOCKHOLDERS                                                       15

PLAN OF DISTRIBUTION                                                       17

LEGAL MATTERS                                                              17

EXPERTS                                                                    17

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  estimated   expenses  to  be  incurred  in  connection   with  the
distribution of the common stock covered by this Registration Statement, all of which will be paid by Waste Systems, are as follows:

    SEC Registration Fee                          $  7,830.00
    Nasdaq Listing Fee                                      *
    Printing and Engraving Costs                     5,000.00
    Legal Fees and Expenses                         10,000.00
    Accounting Fees and Expenses                     5,000.00
    Miscellaneous                                    5,000.00
                                                  ------------
    Total                                           32,830.00*

-----------------------------
* To be filed by amendment.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         We have obtained directors' and officers' insurance providing benefits aggregating $5 million. In addition, Article X of our Second Amended and Restated Certificate of Incorporation (the "Charter") provides that directors and officers of Waste Systems, or others serving as a director or officer of another corporation at our request, shall be indemnified to the fullest extent permitted by the DGCL. Article X further provides that the indemnification rights provided by such Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise. Article VII of the Charter further provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director, except to the extent that the elimination or limitation of liability is not permitted under the DGCL as in effect when such liability is determined. Any amendment or repeal of Article VII by the stockholders or an amendment to the DGCL shall not adversely affect any right or protection under such Article existing at the time of such amendment or repeal with respect to any act or omission occurring prior to such amendment or repeal of a person serving as a director at the time of such amendment or repeal.

         Article V of our By-laws provides that present and former directors and officers of Waste Systems shall be indemnified by us to the fullest extent authorized by the DGCL, as the same exists or may in the future be amended to provide for broader indemnification rights, against any and all reasonable expenses or liability incurred in connection with any threatened, pending or completed legal proceeding in which any such person is involved as a result of serving or having served as a director or officer of Waste Systems, as a director or officer of any subsidiary of Waste Systems, or acting or having acted in any capacity with any other entity at our written request or direction, in each case if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Waste Systems, and with respect to criminal actions or proceedings, that such person had no reasonable cause to believe his or her conduct was unlawful. The By-laws provide that any indemnification extended to an officer pursuant to Article V shall include the reimbursement of expenses by us prior to the final disposition of the proceeding upon the receipt of an undertaking by such indemnified person to repay such payment if it is determined that such indemnified person is not entitled to such reimbursement. The By-laws further provide that the previously described provisions of Article V are deemed to be a contract between Waste Systems and each director and officer. In addition, the By-laws provide that the provisions with respect to indemnification and payment of expenses incurred in defending a covered proceeding shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Charter or the By-laws, agreement, vote of the stockholders or disinterested directors or otherwise.

ITEM 16.  EXHIBITS

   EXHIBIT
    NUMBER                         DESCRIPTION

     4.1 -- Amended and Restated Certificate of Incorporation of Waste Systems (incorporated by reference to Exhibit 4.3 to the Registration Statement of Waste Systems on Form S-3, No. 333-37217).

     4.2 -- By-laws of Waste Systems (incorporated by reference to Exhibit 4.5 to the Registration Statement of Waste Systems on Form S-3,
              No. 333-37217).

     4.3 -- Registration Rights Agreement dated as of July 2, 1999 by and between Waste Systems and each of Kevin Baldwin, Kendall Baldwin, Kelly Baldwin and Kimberly Robb.

     4.4  --  Consent of Baldwin, L.P. dated July 2, 1999.

     5.1  --  Opinion of Morgan, Lewis & Bockius LLP.

    23.1  --  Consent of KPMG LLP.

    23.2  --  Consent of Morgan, Lewis & Bockius LLP (filed as part of
              Exhibit 5).

    24.1  --  Power of Attorney (included with the signature page hereof).

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or caused to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed by the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts on February ___, 2000.

Date: February ___, 2000            WASTE SYSTEMS INTERNATIONAL, INC.

                                    By:  /s/  James Elitzak
                                    James Elitzak
                                    Vice President and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints James Elitzak as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any other registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date or dates indicated.

 Date: February ___, 2000                By: /s/ Philip Strauss
                                             ----------------------------
                                             Philip Strauss
                                         Chairman, Chief Executive Officer and
                                         President (Principal Executive Officer)


 Date: February ___, 2000                By: /s/ Robert Rivkin
                                             ------------------------------
                                             Robert Rivkin
                                         Executive Vice President--Acquisitions,
                                         Secretary, Treasurer and Director


 Date: February ___, 2000                By: /s/ Jay J. Matulich
                                             ------------------------------
                                             Jay J. Matulich--Director

 Date: February ___, 2000                By: /s/ David J. Breazzano
                                             ------------------------------
                                             David J. Breazzano--Director


 Date: February ___, 2000                By: /s/ Charles Johnston
                                             ------------------------------
                                             Charles Johnston--Director


 Date: February ___, 2000                By: /s/ Judy K. Mencher
                                             ------------------------------
                                             Judy K. Mencher--Director

 Date: February ___, 2000                By: /s/ William B. Philipbar
                                             -------------------------------
                                             William B. Philipbar--Director

                                INDEX TO EXHIBITS




EXHIBIT
NUMBER                               DESCRIPTION
---------   -------------------------------------------------------------------

 4.1  --    Amended and Restated Certificate of Incorporation of Waste Systems
            (incorporated by reference to Exhibit 4.3 to the Registration
            Statement of  Waste Systems on Form S-3, No. 333-37217).

 4.2  --    By-laws of Waste Systems (incorporated by reference to Exhibit 4.5 to the Registration Statement of  Waste Systems on Form S-3, No.
            333-37217).

 4.3  --    Registration Rights Agreement, dated as of July 2, 1999, by and between Waste Systems and each of Kevin Baldwin, Kendall Baldwin,
            Kelly Baldwin and Kimberly Robb.

 4.4  --    Consent of Baldwin, L.P. dated July 2, 1999.

 5.1  --    Opinion of Morgan, Lewis & Bockius LLP.

23.1  --    Consent of KPMG LLP.

23.2  --    Consent of Morgan, Lewis & Bockius LLP (filed as part of Exhibit 5).

24.1  --    Power of Attorney (included with the signature page hereof).

Exhibit 4.3



                  REGISTRATION RIGHTS AGREEMENT (this Agreement) dated as of July 2, 1999 by and between Waste Systems International, Inc., a corporation organized under the laws of the State of Delaware (the Company), and each of Kevin Baldwin, Kendall Baldwin, Kelly Baldwin and Kimberly Robb and their respective permitted transferees and assigns (collectively, the Shareholders and individually a Shareholder). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (defined below).


                              W I T N E S S E T H :


                  WHEREAS, concurrently herewith, the Company, WSI Acquisition Co., a Delaware corporation and a wholly-owned indirect subsidiary of the Company, Eastern Trans-Waste of Maryland, Inc., a Maryland corporation, and each of the Shareholders is entering into an Agreement and Plan of Merger, dated as of July 2, 1999 (the Merger Agreement); and

                  WHEREAS, the execution and delivery of this Agreement is a condition to entering into the Merger Agreement;

                  NOW THEREFORE, in consideration of the mutual covenants and agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I
                     REGISTRATION OF PURCHASER COMMON STOCK

                  1.1 Purchaser shall prepare and file with the SEC two registration statements on Form S-3, as follows: (i) the first registration statement (the Initial Registration Statement), to be filed within 30 days after the Closing Date, to register for resale by the Shareholders the Purchaser Common Stock, and (ii) the second registration statement (the Second Registration Statement; and the Initial Registration Statement together with the Second Registration Statement, the Registration Statements) within 30 days following the date (the Conversion Date) on which the Purchaser Preferred Stock converts into shares of Common Stock of the Company, to register for resale by the Shareholders such shares of Common Stock issued upon conversion of the Purchaser Preferred Stock. Purchaser shall use its best efforts to cause the Registration Statements to become effective within 180 days following the Closing Date and shall keep the Registration Statements effective for at least three years from the respective dates of effectiveness of such Registration Statements.

                  1.2 If Purchaser has not caused the Registration Statements to become effective within 180 days after the Closing Date, each Shareholder shall be entitled to redeem (i) the shares of Purchaser Preferred Stock held by such Shareholder, in whole or in part, for immediately available funds in an amount equal to (1) the Liquidation Preference per share of Purchaser Preferred Stock redeemed plus (2) interest accrued thereon at a rate of 8% per annum from the Closing Date through the date of redemption and (ii) the shares of Purchaser Common Stock held by such Shareholder, in whole or in part, for immediately available funds in an amount equal to (1) the Exchange Price per share of Purchaser Common Stock redeemed plus (2) interest accrued thereon at a rate of 8% per annum from the Closing Date through the date of redemption.


                                   ARTICLE II
                             PIGGYBACK REGISTRATIONS

                  2.1 Right to Piggyback. Whenever the Company proposes to register any of its equity securities under the Securities Act (other than for use in a Rule 145 transaction or for registrations for employee plans) and the registration form to be used may be used for the registration of Registrable Securities (a Piggyback Registration), the Company will give notice to the Shareholders of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received a written request from any Shareholder for inclusion therein within fifteen (15) days after the receipt of the Company's notice, subject to the provisions of Section 2.2 and 2.3 hereof. Such requests for inclusion shall specify the number of Registrable Securities intended to be disposed of by such Shareholder and the intended method of distribution thereof.

                  2.2 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, that number of the Registrable Securities and other shares of Common Stock proposed to be included in such registration, pro rata among the respective holders thereof based upon the total number of shares which such holders proposed to include in such registration.

                  2.3 Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders (other than the Shareholders) of the Company's securities, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include in such registration only so many of the Registrable Securities requested to be included in such registration by one or more Shareholders that the managing underwriters deem advisable, pro rata among the respective Shareholders thereof based upon the total number of shares which such Shareholders proposed to include in such registration.


                                   ARTICLE III
                               HOLDBACK AGREEMENTS

                  3.1 Holdback Obligations. The Shareholders agree not to effect any public sale or distribution of equity securities of the Company during the seven (7) days prior to, and the 90-day period beginning on, the effective date of any underwritten registration in which they are participating (except as part of such underwritten registration) that relates to Registrable Securities, unless (i) the managing underwriters of the registered public offering otherwise agree or (ii) the officers, directors and 5% stockholders of the Company shall not be similarly restricted.


                                   ARTICLE IV
                                LOCK-UP AGREEMENT

                  4.1 Purchaser and each Shareholder agrees that (x) until December 31, 1999, no Shareholder shall sell any shares of Purchaser Common Stock; provided, however, that (i) the Shareholders may collectively sell up to 20% of their shares of Purchaser Common Stock through exercise of their rights set forth in Article II hereof and (ii) each Shareholder may make unlimited gifts of his or her shares of Purchaser Common Stock (including, without limitation, transfers to trusts for estate planning purposes or other vehicles including partnership and escrow agreements) provided that any donee agrees to be bound by the terms of the foregoing restrictions, (y) during the period from January 1, 2000 through June 30, 2000, the Shareholders may collectively sell up to 20% of their shares of Purchaser Common Stock (less the number of shares of Purchaser Common Stock sold by the Shareholders pursuant to clause (i) of this
Section 4.1) and may make unlimited gifts of their shares of Purchaser Common Stock (including, without limitation, transfers to trusts for estate planning purposes or other vehicles including partnership and escrow agreements) provided that any donee agrees to be bound by the terms of the foregoing restrictions, and (z) after June 30, 2000, no restrictions on sales of shares of Purchaser Common Stock by the Shareholders shall apply. Any donee as described in clause
(ii) or clause (y) of this Section 4.1 shall be deemed a Shareholder for purposes of this Agreement and a party hereto.


                                    ARTICLE V
                             REGISTRATION PROCEDURES

                  5.1 With respect to the Initial and Second Registration Statements and whenever the Company has determined to effect a registration of its shares and one or more Shareholders have exercised their Piggyback Registration rights as herein provided, the Company will use reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as possible, and pursuant thereto the Company will as expeditiously as reasonably possible:

                  (a) prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use all reasonable efforts to cause such Registration Statement to become and remain effective until the completion of the distribution contemplated thereby; provided, that as promptly as practicable before filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company will (i) furnish to counsel selected by the holders of Registrable Securities, without charge, copies of all such documents proposed to be filed, and (ii) notify each holder of Registrable Securities covered by such Registration Statement of (x) any request by the Commission to amend such Registration Statement or amend or supplement any Prospectus, or (y) any stop order issued or threatened by the Commission, and take all reasonable actions required to prevent the entry of such stop order or to promptly remove it if entered;

                  (b) (i) prepare and file with the Commission  such  amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement, and (ii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

                  (c) furnish to each seller of Registrable Securities, without charge, such number of conformed copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus and, in each case including all exhibits) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                  (d) use all reasonable efforts (if the offering is underwritten) to furnish to each seller of Registrable Securities, without charge, a signed copy, addressed to such seller (and the underwriters, if necessary), of an opinion of counsel for the Company or special counsel to the holders of the Registrable Securities covered by such Registration Statement, dated the effective date of such Registration Statement (and, if such Registration Statement includes an underwritten public offering, dated the date of the closing under the underwriting agreement), covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) as are customarily covered in opinions of issuers counsel delivered to the underwriters in underwritten public offerings, and such other legal matters as the seller (or the underwriters, if any) may reasonably request;

                  (e) notify the Shareholders, at a time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event known to the Company as a result of which the Prospectus included in such Registration Statement, as then in effect, contains an untrue statement of a material fact or omits to state any fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and, at the request of any such Shareholder, the Company will prepare and furnish such Shareholder, without charge, a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                  (f) cause all Registrable Securities to be listed on each securities exchange and quotation system on which similar securities issued by the Company are then listed;

                  (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of the applicable Registration Statement;

                  (h) make available for inspection by the Shareholders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Shareholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such Shareholder, underwriter, attorney, accountant or agent in connection with such Registration Statement to enable them to conduct a reasonable investigation within the meaning of the Securities Act;

                  (i) use reasonable efforts to (i) register and qualify the Registrable Securities covered by such Registration Statement under such securities or blue sky laws of such jurisdictions as the Shareholders representing a majority of the Registrable Securities then outstanding reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement (Registration Period ), (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto (1) to qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.1(i), (2) to subject itself to general taxation in any such jurisdiction, (3) to file a general consent to service of process in any such jurisdiction, (4) to provide any undertakings that cause more than nominal expense or burden to the Company or (5) to make any change in its charter or by-laws, which in each case the Board of Directors of the Company determines to be contrary to the best interests of the Company and its stockholders;

                  (j) subject to other provisions hereof, use all reasonable efforts to cause such Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities or self-regulatory organizations as may be necessary to enable the Shareholders to consummate the disposition of such Registrable Securities; and

                  (k) promptly notify the Shareholders of the issuance of any stop order by the Commission or the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or ?blue sky laws, and use every reasonable effort to obtain the lifting at the earliest possible time of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary Prospectus.


                                   ARTICLE VI
                              REGISTRATION EXPENSES

                  6.1 Registration Expenses. All registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including the fees and expenses of counsel in connection with blue sky qualifications of the Registrable Securities), printing expenses, listing fees for securities to be registered on a national securities exchange or the Nasdaq Stock Market and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called ?Registration Expenses ), will be borne by the Company.

                  6.2 Shareholders Expenses. The Company shall have no obligation to pay any underwriting discounts or commissions attributable to the sale of Registrable Securities, which expenses will be borne by all sellers of securities (including the Shareholders) included in such registration in proportion to the aggregate selling price of the securities to be so registered.


                                   ARTICLE VII
                                 INDEMNIFICATION

                  7.1 Company's Indemnification Obligations. The Company agrees to indemnify and hold harmless each of the Shareholders (collectively, the Holder Indemnitees), as follows:

                           (i) against any and all loss, liability, claim, damage or expense arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or in any preliminary Prospectus or Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                           (ii) against any and all loss, liability, claim, damage and expense to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim based upon any such untrue statement or omission or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

                           (iii) against any and all expense incurred by them in
                  connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim based upon any such untrue statement or omission or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clause (i) or (ii) above;

provided, that this indemnity does not apply to any loss, liability, claim, damage or expense to the extent arising out of an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Shareholders expressly for use in the preparation of any Registration Statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or of any preliminary Prospectus or Prospectus (or any amendment or supplement thereto); and provided further, that the Company will not be liable to any holder under the indemnity agreement in this Section 7.1, with respect to any preliminary Prospectus or the final Prospectus or the final Prospectus as amended or supplemented, as the case may be, to the extent that any such loss, liability, claim, damage or expense of such holder results from the fact that such holder sold Registrable Securities to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final Prospectus or of the final Prospectus as then amended or supplemented, whichever is most recent, if the Company has previously and timely furnished copies thereof to such holder.

                  7.2 Holder's Indemnification Obligations. In connection with any Registration Statement in which any Shareholder is participating, each such Shareholder agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7.1 of this Agreement) the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act with respect to any statement or alleged statement in or omission or alleged omission from such Registration Statement, any preliminary, final or summary Prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made about such holder in reliance upon and in conformity with information furnished to the Company by or on behalf of such holder.

                  7.3 Notices; Defense; Settlement. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in Section 7.1 or Section 7.2 of this Agreement, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 7.1 or Section 7.2 of this Agreement except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. Unless (i) legal counsel for the indemnifying party notifies the indemnified party that there are or may be legal defenses available to the indemnified party or to other indemnified parties which are different from or additional to those available to the indemnifying party, which, if the indemnified party and the indemnifying party were to be represented by the same counsel, would constitute a conflict of interest of such counsel or prejudice prosecution of the defenses available to such indemnified party, or (ii) the indemnifying party shall assume the defense of a claim and fail to diligently prosecute such defense, then in each such case the indemnified party, by notice to the indemnifying party, may employ its own counsel and control the defense of the claim and the indemnifying party shall be liable for the reasonable fees, charges and disbursements of one firm of counsel employed by the indemnified party; and the indemnified party shall be promptly reimbursed or any such fees, charges and disbursements, as and when incurred. The indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such indemnified party or any Person who controls such indemnified party is a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim, action, suit or proceeding. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party will have the right to retain, at its own expense, counsel with respect to the defense of a claim.

                  7.4 Indemnity Provision. Each of the Company and the Shareholders shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority other than the Securities Act.

                  7.5 Payments. The indemnification required by this Article VII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.


                                  ARTICLE VIII
                   PARTICIPATION IN UNDERWRITTEN REGISTRATIONS

                  8.1 No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell such Person?s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, escrow agreements and other documents required under the terms of such underwriting arrangements and consistent with the provisions of this Agreement.


                                   ARTICLE IX
                                   DEFINITIONS

                  9.1 Terms. As used in this Agreement, the following defined terms shall have the meanings set forth below:


                  Business Day means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

                  Commission  means the U.S. Securities and Exchange Commission.

                  Common Stock means the Common Stock of the Company, par value $.01 per share.

                  Exchange Act means the Securities Exchange Act of 1934, as amended, or any similar Federal statute then in effect, and any reference to a particular section thereof shall include a reference to the equivalent section, if any, of any such similar Federal statute, and the rules and regulations thereunder.

                  Person  means  any   individual,   corporation,   partnership,
association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  Prospectus means the Prospectus included in any Registration Statement (including without limitation, a Prospectus that disclosed information previously omitted from a Prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any Prospectus supplement, with respect to the terms of the offering of any portion of the securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

                  Registrable Securities means any shares of Common Stock, including Purchaser Common Stock, held by the Shareholders. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) transferred pursuant to Rule 144 (or any similar rule then in force) under the Securities Act or otherwise transferred and, in each case, new certificates for them not bearing a restrictive Securities Act legend have been delivered by the Company and can be sold without complying with the registration requirements of the Securities Act.

                  Registration Statement means any Registration Statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

                  Securities Act means the Securities Act of 1933, as amended, or any similar Federal statute then in effect, and any reference to a particular section thereof shall include a reference to a comparable section, if any, of any such similar Federal statute, and the rules and regulations thereunder.

                  9.2 Defined Terms in Corresponding Sections. The following defined terms, when used in this Agreement, shall have the meaning ascribed to them in the corresponding Sections of this Agreement listed below:

         Agreement                   --      Preamble
         Company                     --      Preamble
         Holder Indemnitees          --      Section 7.1
         Shareholders                --      Preamble
         Piggyback Registration      --      Section 2.1
         Registration Expenses       --      Section 6.1


                                    ARTICLE X
                                  MISCELLANEOUS

                  10.1 Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

                  10.2 Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective against the Company or any holder of Registrable Securities, unless such modification, amendment or waiver is approved in writing by the Company and the Shareholders representing a majority of the Registrable Securities then outstanding. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  10.3 Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

                  10.4 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by pre-paid registered or certified mail, return receipt requested or mailed by overnight courier prepaid to the parties at the following addresses or facsimile numbers:

                  (a)        If to the Company, to:

                                     Waste Systems International, Inc.
                                     420 Bedford Street, Suite 300
                                     Lexington, MA  02420
                                     Facsimile No.:  (781) 862-2929
                                     Attn:  Arthur L. Streeter II, Esq.

                             with a copy to:

                                     Morgan, Lewis & Bockius LLP
                                     101 Park Avenue
                                     New York, New York  10178
                                     Facsimile No.: (212) 309-6273
                                     Attn.:  Nancy H. Corbett, Esq.

                  (b)        If to the Shareholders, to:

                                     Kendall Baldwin
                                     412 Deale Road
                                     Tracy's Landing, Maryland 20779

                                     Kevin Baldwin
                                     1717 Fallowfield Court
                                     Crofton, Maryland 21114

                                     Kelly Baldwin
                                     2123 Colonel Way
                                     Odenton, Maryland 21113

                                     Kimberly Robb
                                     6714 Duck Lane
                                     Tracy's Landing, Maryland 20779

                             with a copy to:

                                     Cooper and Associates, P.C.
                                     1050 17th St., N.W.
                                     Suite 400
                                     Washington, D.C. 20036
                                     Facsimile No.: (202) 293-5855
                                     Attn.:  A. J. Cooper, Esq.

                  (c)        If to any other holder, to:

                                     The last address (or facsimile  number) for
such Person set forth in the records of the Company.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8.4, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 8.4, be deemed given upon receipt of confirmation,
(iii) if delivered by mail in the manner described above to the address as provided in this Section 8.4, be deemed given on the earlier of the third full Business Day following the day of mailing or upon receipt, and (iv) if delivered by overnight courier to the address provided in this Section 8.4, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  10.5 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


                                   ARTICLE XI
                               RULE 144 REPORTING

                  11.1 The Company hereby agrees as follows:

                  (a) The Company shall use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act at all times.

                  (b) The Company shall use its best efforts to file with the Commission in a timely manner all reports and other documents as the Commission may prescribe under Section 13(a) or 15(d) of the Exchange Act at any time after the Company has become subject to such reporting requirements of the Exchange Act.

                  (c) The Company shall furnish, without charge, to each holder of Registrable Securities forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed as a holder may reasonably request to avail itself of any rule or regulation of the Commission allowing a holder of Registrable Securities to sell any such securities without registration.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                   COMPANY:

                        WASTE SYSTEMS INTERNATIONAL, INC.



                  By:  /s/ Robert S. Rivkin
                       --------------------------------------
                Name:  Robert S. Rivkin
                Title: Executive Vice President - Acquisitions, Secretary,
                       Treasurer and Director


                                   SHAREHOLDERS:



                                   /s/ Kevin Baldwin
                                  ---------------------------------
                                  Kevin Baldwin



                                  /s/ Kendall Baldwin
                                  ---------------------------------
                                  Kendall Baldwin



                                  /s/ Kelly Baldwin
                                  ---------------------------------
                                  Kelly Baldwin



                                  /s/ Kimberly Robb
                                  ---------------------------------
                                  Kimberly Robb

Exhibit 4.4

                            CONSENT OF BALDWIN, L.P.


         This Consent is made by H.G. Baldwin, as general partner, on behalf of Baldwin, L.P., a limited partnership organized in accordance with the Maryland Uniform Limited Partnership Act, pursuant to the Registration Rights Agreement dated as of July 2, 1999 ("Registration Rights Agreement"), by and among Waste Systems International, Inc., a Delaware corporation, and each of Kevin Baldwin, Kendall Baldwin, Kelly Baldwin and Kimberly Robb and their respective permitted transferees and assigns as set forth in the Registration Rights Agreement (each a "Shareholder"). All capitalized terms not defined herein shall have the meanings set forth in the Registration Rights Agreement.

         In accordance with Article IV, Section 4.1 of the Registration Rights Agreement, Baldwin, L.P., as a donee of One Hundred Forty Two Thousand One Hundred Six (142,106) shares of Purchaser Common Stock and Eight Hundred (800) Shares of Purchaser Preferred Stock from each Shareholder and a permitted transferee under the Registration Rights Agreement, hereby agrees, that for purposes of Section 4.1 of the Registration Rights Agreement, Baldwin, L.P. shall be deemed a "Shareholder" subject to the restrictions of clauses (x), (y) and (z) of such Section 4.1, and otherwise agrees to be bound by the terms of the restrictions contained in Section 4.1 of the Registration Rights Agreement.

         IN WITNESS WHEREOF, the undersigned general partner of Baldwin, L.P. has signed this Consent as of the 2nd day of July, 1999.


BALDWIN, L.P.


By:/s/  H.G. Baldwin
H.G. Baldwin, General Partner



                                                              Exhibit 5.1



                                                          _______________, 1999


Waste Systems International, Inc.
420 Bedford Street - Suite 300
Lexington, Massachusetts 02420

         Re:      Issuance of Shares Pursuant to
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Waste Systems International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the secondary offering by certain Selling Stockholders of an aggregate of 2,678,620 shares (the "Shares") of the Company's Common Stock, par value $.01 per share.

         In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company and the By-Laws of the Company and such other documents or instruments as we have deemed necessary for purposes of the opinions expressed below. We have assumed that the Shares have been issued against receipt of the consideration approved by the Board of Directors of the Company or a committee thereof, which was no less than the par value thereof, and were issued in compliance with applicable federal and state securities laws.

         Based on the foregoing, we are of the following opinion:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

         2. The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

         We are expressing the opinions above as members of the Bar of the State of New York and express no opinion as to any law other than the General Corporation Law of the State of Delaware.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement.

         Very truly yours,

Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



         KPMG LLP


Boston, Massachusetts
February 16, 1999